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                                                                     EXHIBIT 5.2


                       LETTERHEAD OF DICKSON MINTO W.S.

                              ROYAL LONDON HOUSE
                             22/25 FINSBURY SQUARE
                                LONDON EC2A 1DS

                                                    TELEPHONE 0171-628 4466
                                                    FACSIMILE 0171-628 0027
                                                    G4 FACSIMILE 0171-628 0006
                                                    DX NO. 33888 FINSBURY SQUARE



Our Ref:   T069/001/BAH/SET/1144802.1

Your Ref:

Texon International plc
100 Ross Walk
Leicester
LE4 5BX

                                                                11th May 1998


Dear Sirs

TEXON INTERNATIONAL PLC (REGISTERED NO. 3447210) (THE "COMPANY")

1. We have acted as English legal advisers to the Company in connection with the English law aspects of the offer to exchange (the "Exchange Offer") an aggregate principal amount of up to DM 245 million of 10% Series A Senior Notes due 2008 of the Company (the "Exchange Notes") for a like principal amount of outstanding 10% Senior Notes due 2008 of the Company (the "Old Notes") and in connection with the preparation of the Registration Statement on Form F-4 of which we have seen a draft dated 11th May 1998 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company for the purpose of registration under the Securities Act 1993, as amended (the "Act"). The Old Notes have been, and the Exchange Notes will be, issued pursuant to an indenture, dated 30th January 1997 (the "Indenture") between the Company and the Bank of New York, as Trustee.

        This opinion letter has been requested of us pursuant to the terms of the Registration Statement.

2. Unless otherwise defined herein or unless the context otherwise requires, words and expressions defined in the Registration Statement shall bear the same meaning in this opinion.

3. In preparing this opinion we have examined originals or certified copies of the following documents (the "Documents"):

ATASTAIR R. DICKSON W.S.   BRUCE W. MINTO   RODERICK L. BRUCE W.S.    KEVIN MCDONALD   MICHAEL J. BARRON   DAVID O.C. MITCHELL W.S.

GRAHAM I. WHITE   KEITH T. ANDERSON W.S.  ANDREW G. TODD W.S  PHILIP T. ANDERSON W.S.  COLIN J. MCHALE W.S.  MARTIN J. MCNAIR W.S.



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        (a)     the memorandum and articles of association of the Company;

        (b)     the Indenture;

        (c)     the Registration Rights Agreement;

        (d)     the Depositary Agreement;

        (e)     a draft dated 11th May 1998 of the Registration Statement;

        (f) a specimen certificate relating to the Old Notes and the Exchange Notes; and

        (g) the minutes of the board of directors of the Company dated 27th January 1998;

        and such other ancillary documents executed and delivered in connection with the above.

        In providing this opinion we have expressly relied upon the Documents in respect of the accuracy of the matters referred to therein and statements made in the Documents. We have not independently established any of such matters and have assumed that all statements of fact are correct.

4. On 11th May 1998 we carried out a company search in respect of the Company at the Companies Registry and an oral inquiry of the Central Registry of Winding Up Petitions but we have not conducted a further search since that date and we have not conducted any other searches. We have therefore assumed that a more recent search in the Companies Registry would not reveal any circumstances which would require an amendment to this opinion or affect our willingness to give this opinion and that the searches reflected all maters which occurred on or prior to such date and/or which required to be reflected in such company searches. The search did not reveal the filing of any winding up order, resolution or petition or the filing of any appointment of an administrative receiver or administrator of the Company.

5. This opinion relates only to the law of England as it exists at the date hereof and assumes:

        (a)     the genuineness of all signatures;

        (b) the authenticity and completeness of all the Documents submitted to us as originals;

        (c) the conformity to originals of all documents supplied to us as copies and the authenticity and completeness of the originals of such Documents;

        (d) that each of the Documents remains accurate and that there have been no variations to any of the Documents;



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        (e)     the due authorisation, execution and delivery of the Documents by all parties thereto other than the Company and the capacity, power and authority of each of the parties to the Documents (other than the Company) to enter into the Documents;

        (f) that any provisions contained in the Companies Act 1985 (as amended) or the articles of association of the Company relating either to the declaration of directors' interests or the power of interested directors to vote is or has been duly observed;

        (g) that the execution and performance of the Indenture and the Exchange Notes to be issued was in the best interests of the Company;

        (h) that under the law of the State of New York, the Exchange Notes being issued, and the Exchange Notes themselves, are legal, valid and binding on each of the parties thereto;

        (i) that the Exchange Notes being issued have been duly executed by each of the parties thereto in accordance with the law of the State of New York; and

        (j) that the resolutions of the Board of Directors referred to in the Documents were each duly passed at properly convened meetings and there has been no procedural irregularity at such meetings, that a duly qualified quorum voted in favour of approving the resolutions, and that the resolutions have not been revoked or superseded and remain in full force and effect.

6. We express no opinion as to the reasonableness, accuracy or otherwise of any of the foregoing assumptions. We have not investigated the laws of any country other than England. We express no opinion as to matters of fact.

7. Based upon and subject to the foregoing (and subject also as hereinafter provided), we are of the opinion that, so far as the present law of England is concerned:

        (a) The Company has power and authority to execute and deliver the Indenture and to perform its obligations thereunder and has taken all necessary corporate action required by applicable law or pursuant to its memorandum and articles of association to authorise the execution and delivery of the Indenture and the performance by it of its obligations thereunder.

        (b) The Indenture has been duly authorised, executed and delivered by the Company.

        (c) The Company has power and authority to issue the Exchange Notes and has taken all necessary corporate action required by applicable law or pursuant to its memorandum and articles of association to authorise the issue of the Exchange Notes and to ensure that the obligations expressed ro be assumed


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         by it in the Exchange Notes are legal, valid and binding on it in accordance with their terms.

    (d) The statements in the Registration Statement under the heading "Tax Considerations - Material UK Tax Consequences" reflect the position under the law of England and the practice of the U.K. Inland Revenue as they exist at the date hereof and represent the opinion of this firm in respect of those matters.

8. Notwithstanding the foregoing, the opinions set forth above are subject in all respects to the following qualifications and limitations:

    (a) the opinions given above are subject to certain rules of law which are mandatory under English law including laws concerning administration, receivership, bankruptcy, insolvency, winding up, liquidation, administration, moratoria, dissolution, reorganisation, fraudulent conveyance or preference or similar laws generally affecting the rights of creditors and the application of equitable principles (including the concepts of materiality, reasonableness and good faith) which the English courts may be required to apply notwithstanding the express choice of law governing the Documents.

    (b) equitable remedies such as an order for specific performance or grant of an injunction are available only at the discretion of the English courts and no opinion is given as to how the English courts might exercise that discretion;

    (c) where obligations of any person are to be performed in any jurisdiction outside England, such obligations may not be enforceable under English law to the extent that such performance thereof would be illegal or contrary to public policy under the laws of such jurisdiction;

    (d) an English court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of a suit in an English court and an English court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before the court; under English law, additional interest imposed on the Company by way of default interest might be held to be irrecoverable on the grounds that it is a penalty and thus void;

    (e) we do not express any opinion as to the various U.S. state and U.S. federal laws regulating any of the Documents and the issue of the Exchange Notes and the transactions contemplated thereby;

    (f) we express no opinion with regard to the enforceability of the following provisions in the Indenture;

         (i) provisions purporting to waive rights to notice, damages or jury trial; and

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           (ii)  provisions that decisions by a party are conclusive.

9. This opinion is given on the basis that it will be governed by and construed in accordance with the law of England as at the date hereof, is solely for your benefit and is not to be relied upon by any other person or for any other purpose (other than Mayer Brown & Platt for the purposes of preparing their legal opinion in connection with the Registration Statement), nor is it to be quoted or made public in any way (unless such is requested by law) without our prior written consent.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading "Tax Consideration - Material UK Tax Consequences" in the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully


Dickson Minto, W.S.


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